                                                                     EXHIBIT 4.5

                       CERTIFICATE OF DETERMINATION OF RIGHTS,

                            PREFERENCES AND PRIVILEGES OF

                        SERIES B CONVERTIBLE PREFERRED STOCK

                                          OF

                                     GENUS, INC.


     The undersigned, William W. R. Elder and Mario M. Rosati, do hereby certify that:

A. They are the duly elected and acting President, Chief Executive Officer and Chairman of the Board, and Secretary, respectively, of Genus, Inc., a California corporation (the "Company").

B. Pursuant to the authority conferred upon the Board of Directors by the Restated Articles of Incorporation of the Company, the said Board of Directors on July 14, 1998, adopted the following resolution creating a series of 28,000 shares of Preferred Stock designated as Series B Convertible Preferred
Stock:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by the Restated Articles of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Company to be designated "Series B Convertible Preferred Stock" initially consisting of 28,000 shares, and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series B Convertible Preferred Stock are not stated and expressed in the Restated Articles of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Restated Articles of Incorporation shall be deemed to have the meanings provided therein):


          Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as 6% Series B Convertible Preferred Stock (the "PREFERRED STOCK"), and the number of shares so designated shall be 28,000. Each share of Preferred Stock shall have no par value and a stated value of $50.00 per share (the "STATED VALUE").

          Section 2.     DIVIDENDS.

          (a) Each holder of Preferred Stock ("HOLDER") shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 6% per annum, payable, in cash or shares of Common Stock (as defined in Section 8) at (subject to the terms and conditions set fort herein) the option of the Company (provided, that the Preferred Stock shall be deemed to accrue dividends from
February 12, 1998).   Dividends on the Preferred Stock shall be due and payable
on February 12 of each year (each a "DIVIDEND PAYMENT DATE"), and any dividends not paid on any Dividend

Payment Date shall accrue and shall be due and payable upon conversion of the Preferred Stock. No dividends shall be due and payable for any partial year period for which the Dividend Payment Date has not yet occurred. A party that holds shares of Preferred Stock on a Dividend Payment Date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date. All overdue accrued and unpaid dividends and other amounts due herewith shall entail a late fee at the rate of 15% per annum (to accrue daily, from the date such dividend is due hereunder through and including the date of payment). Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock or on account of the Company's 6% Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"), such payment shall be distributed ratably among the Holders and the holders of the Series A Preferred Stock (the "PREFERRED HOLDERS") based upon the number of shares held by each Preferred Holder. The Company shall provide the Holders notice of its intention to pay dividends in cash or shares of Common Stock not less than 10 Trading Days prior to the Dividend Payment Date for so long as shares of Preferred Stock are outstanding. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as such dividend to each Holder shall be equal to the cash amount of such dividend payable to such Holder on such Dividend Payment Date divided by the closing bid price of the Common Stock on the Trading Day prior to such Dividend Payment Date ("DIVIDEND CONVERSION PRICE"), further provided that the Dividend Conversion Price shall not be less than $3.47.

          (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Preferred Stock if:

               (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is insufficient to pay such dividends in shares of Common Stock;

               (ii) the shares of Common Stock to be issued in respect of such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder (unless such registration statement is not declared effective solely as a result of the actions of the recipient of such dividend or if such recipient has failed to provide the Company with the necessary selling shareholder information to be included in such registration statement) and may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the Holder;

               (iii) the shares of Common Stock to be issued in respect of such dividends are not listed on the Nasdaq Stock Market or any other exchange or quotation system on which the Common Stock is then listed for trading;

               (iv) the Company has failed to timely satisfy its obligations pursuant to any Conversion Notice (as defined in Section 5(a)(ii)).

          (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock, except for repurchases effected by the Company on the open market, pursuant to a direct stock purchase plan.

          Section 3.  VOTING RIGHTS.

          (a) Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of all of the shares of the Preferred Stock then outstanding,a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Determination, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with the Preferred Stock, (d) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (e) increase the authorized number of shares of Preferred Stock and (f) enter into any agreement with respect to the foregoing.

          (b)(i) If the Company shall have defaulted on any of its conversion obligations, registration obligations or payment obligations hereunder, and such default has continued for 180 days, then on the 181st day of the continuance of such default, without the requirement of any additional action by the Company's Board of Directors or stockholders, the fixed number of directors constituting the Company's Board of Directors shall be automatically increased, pursuant to the authority of the Board of Directors to adjust the fixed number of directors within the authorized minimum and maximum numbers as stated in the Company's Bylaws, by one directorship and the Preferred Holders, voting together as a single class, shall be entitled to elect the director to fill the resulting vacancy on the Company's Board of Directors. At elections for such director, each Preferred Holder shall be entitled to one vote for each share of Preferred
Stock or Series A Preferred Stock held.   Such right to vote as a single class
to elect directors shall, when vested, continue until all defaults which triggered such right have been completely cured, and when so cured such right to elect such director separately as a separate class shall cease.

               (ii) Whenever such voting right shall have vested, such right may be exercised initially either, at a special meeting of the Preferred Holders called as hereinafter provided or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such meetings or by the written consent of such holders pursuant to the California Corporations Code.

               (iii) At any time when the voting right granted by this Section 3(b) shall have vested in the Preferred Holders entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Company shall, upon written request of Preferred Holders of record of 10% in the aggregate, of shares of Preferred Stock and Series A Preferred Stock then outstanding, addressed to the Chief Financial Officer of the Company, call a special meeting of Preferred Holders. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Chief Financial Officer of the Company. If notice of such meeting is not mailed within 30 days after such written request is mailed to the Chief Financial Officer of the Company, by registered mail, addressed to the Chief

Financial Officer of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Preferred Holders of record of 10% of the shares of the Preferred Stock and the Series A Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph 3(b)(iii). Any Preferred Holder that would be entitled to vote at such meeting shall have access to the stock record books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph 3(b)(iii). Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 30 days immediately preceding the date fixed for the Company's next annual meeting of stockholders.

               (iv) The directors elected pursuant to this paragraph 3(b) shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify, unless earlier terminated as set forth below. Any director elected by the Preferred Holders may be removed by, and shall not be removed otherwise than by, the vote of the Preferred Holders of a majority of the outstanding shares of the Preferred Stock and the Series A Preferred Stock who were entitled to participate in such election of directors, voting as a special class, at a meeting called for such purpose or by written consent as permitted by law and the Articles of Incorporation and By-laws of the Company. If the office of the director elected by the Preferred Holders, voting as a class, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the Preferred Holders in accordance with the above procedures, voting as a class, shall elect a successor director who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the Preferred Holders to vote for directors as herein provided, the term of office of all directors then in office elected by the Preferred Holders, voting as a class, shall terminate immediately. Whenever the terms of office of the directors elected by the Preferred Holders shall have expired, the number of directors shall be such number as may be provided for pursuant to the By-laws of the Company irrespective of any increase made pursuant to the provisions of this Section 3(b).

               (v) So long as any shares of Preferred Stock or Series A Preferred Stock are outstanding, the By-laws shall contain no provisions that would restrict the exercise, by the Preferred Holders of the right to elect directors under the circumstances provided in Section 3(b)(i) above.

          Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "LIQUIDATION"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all due but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts and such amounts due the holders of the Series A Preferred Stock, then the entire assets available for distribution shall be distributed among the Preferred Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of
Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Preferred Stock.

          Section 5.  CONVERSION.

          (a)(i) Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to reduction pursuant to Section 5(a)(iii) and Section
3.16 of the Purchase Agreement) at the Conversion Ratio (as defined in Section
8) at the option of the Holder in whole or in part at any time after the Original Issue Date. The Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, or its agent, together with the form of conversion notice attached hereto as EXHIBIT A (the "HOLDER CONVERSION NOTICE"). Each Holder Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Holder Conversion Notice by facsimile (the "HOLDER CONVERSION DATE"). If no Holder Conversion Date is specified in a Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 5(h). Subject to Sections 5(b) and 5(a)(iii) hereof, each Holder Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

               (ii) On February 14, 2000 or thereafter, the Company may require the conversion of all, but not less than all, of the then outstanding and unconverted shares of Preferred Stock with such conversion being effectuated at the Conversion Price, or if applicable, at the Non-Redemption Conversion Price then in effect (subject to reduction pursuant to Section 5(a)(iii)) by delivering to the Holder of such shares to be converted a notice in the form attached hereto as EXHIBIT B (the "COMPANY CONVERSION NOTICE"), PROVIDED, that, no such conversion is permitted unless at the time of the delivery of the Company Conversion Notice and on the Company Conversion Date (as defined below),
(a) the Company shall have complied in all material respects with its obligations under the Registration Rights Agreement, (b) the Company was at the time of the issuance of the Preferred Stock and the Company is at the time of the conversion of the Preferred Stock a "listed corporation" as defined in subdivision (d) of Section 301.5 of the California Corporations Code, (c) the shares of Common Stock issuable upon such conversion are listed for trading on the Nasdaq Stock Market or any other exchange or quotation system on which the Common Stock is then listed for trading as such is defined by subdivision (d) of
Section 301.5 of the California Corporations Code, (d) the Company is in compliance with all of its obligations under this Certificate of Determination, the Purchase Agreement and the Registration Rights Agreement, and (e) the closing bid price of the Common Stock for at least 20 of the 30 Trading Days immediately preceding the date of the Company Conversion Notice shall have been at least $1.875. Each Company Conversion Notice shall specify the date on which such conversion is to be effected, which date may not be prior to the day after the Company delivers such Company Conversion Notice by facsimile or later than 10 Trading Days subsequent to such delivery (the "COMPANY CONVERSION DATE"). If no Company Conversion Date is specified in a Company Conversion Notice, the Company Conversion Date shall be the date that the Company Conversion Notice is deemed delivered pursuant to Section 5(h). A Holder Conversion Date and a Company Conversion Date are sometimes referred to herein as the "CONVERSION DATE" and a Holder Conversion Notice and a Company Conversion Notice are sometimes referred to as a "CONVERSION NOTICE." Any conversion pursuant to this
Section 5(a)(ii) shall be subject to Section 5(b) with respect to consequences of the Company's failure to deliver shares of Common Stock in respect of a conversion under this Section. If a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such tendering Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares of Preferred Stock as have not been converted.

               (iii)  If on the Conversion Date applicable to any conversion,
(A) the Common Stock is then listed for trading on the Nasdaq Stock Market, the American Stock Exchange or the Nasdaq SmallCap Market, (B) the Conversion Price, or, if applicable, the Non-Redemption Conversion Price then in effect, is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Preferred Stock and Series A Preferred Stock, together with any shares of Common Stock previously issued upon conversion of Preferred Stock or Series A Preferred Stock and in respect of payment of dividends hereunder or thereunder and shares of Common Stock issuable upon the exercise of Warrants, would equal or exceed 19.999% of the number of shares of Common Stock outstanding on the Original Issue Date (the "ISSUABLE MAXIMUM"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall deliver to the Holder seeking conversion a notice within two Trading Days of receiving such conversion request of the Company's intention to either (1) issue to any Holder so requesting conversion of Preferred Stock its pro rata portion of the Issuable Maximum in the same ratio that the number of shares of Preferred Stock held by any such Holder bears to all shares of Preferred Stock then outstanding and, with respect to any shares of Common Stock that otherwise would have been issuable to such Holder in respect of the Conversion Notice at issue or in respect of payment of dividends hereunder in excess of the Issuable Maximum, the Holder may require the Company to, as promptly as possible, but in no event later than 60 days after notice from such Holder convene a meeting of the holders of the Common Stock and use its best efforts to obtain the Shareholder Approval; provided that in no event shall such meeting be required to occur prior to May 31, 1998, or
(2) redeem as soon as reasonably possible, but in any event within seven days of such notice, from funds legally available therefor at the time of such redemption, the balance of the Preferred Stock subject to such Conversion Notice at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the Conversion Date; PROVIDED, HOWEVER, that if the Holder has requested that the Company obtain Shareholder Approval under clause (1) above and the Company fails for any reason to obtain such Shareholder Approval within the time period set forth in clause (1) above, the Company shall be obligated to redeem as promptly as reasonably possible but in any event within seven days of such failure the Preferred Stock not converted as a result of the provisions of this Section in accordance with the provisions of clause (2) above. If the Company is obligated to redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price within the time periods set forth above, the Company will pay a late fee on such redemption price at a rate of 15% per annum to the converting Holder of Preferred Stock, accruing from the Conversion Date until the redemption price plus any accrued late fees thereon is paid in full. The entire redemption price, including late fees thereon, shall be paid in cash. "SHAREHOLDER APPROVAL" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's Articles of Incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Preferred Stock and exercise of the Warrants into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market or Rule 713 of the American Stock Exchange (or any successor or replacement provision thereof), as applicable.

          (b) Not later than three Trading Days after any Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Section 5(a)(iii) and Section 3.16 of the Purchase Agreement), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends, if any (if the Company has elected to pay accrued dividends in cash) and (iv) if the Company has elected to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1 (b) of the Purchase Agreement), representing such number of Shares of Common Stock as equals such dividend divided by the Conversion Price, or if applicable, the Non-Redemption Conversion Price, on the Dividend Payment Date; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, on or prior to the third Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each day after such third Trading Day until such certificates are delivered. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section prior to the 10th day after the Conversion Date, the Company shall, at the Holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such Holder, as requested by such Holder, and (ii) pay all accrued but unpaid dividends on account of the Preferred Stock for which the Company shall have failed to issue Common Stock certificates hereunder, in cash. The redemption price shall be equal to the sum of (A) the aggregate of all accrued but unpaid dividends, plus (B) the number of shares of Preferred Stock then held by such Holder multiplied by (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the Conversion Date or
(y) the date of payment in full by the Company of such prepayment price, whichever is greater, multiplied by, (2) the Conversion Ratio calculated on the Conversion Date. If the Holder has requested that the Company redeem shares of Preferred Stock pursuant to this Section and the Company fails for any reason to pay the redemption price under (2) above within seven days after such notice is deemed delivered pursuant to Section 5(i), the Company will pay a late fee on the redemption price at a rate of 15% per annum, in cash to such Holder, accruing from such seventh day until the redemption price and any accrued late fees thereon is paid in full. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased MINUS (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

          (c) The conversion price for each share of Preferred Stock (the "CONVERSION PRICE") in effect on any Conversion Date shall $1.25; PROVIDED, HOWEVER, that if a "Redemption Default" occurs under Section 6(c), the conversion price (the "NON-REDEMPTION CONVERSION PRICE") shall be the lesser of
(a) 110% of the Per Share Market Value for the Trading Day immediately preceding the February 14, 1998 (the "INITIAL NON-REDEMPTION CONVERSION PRICE") provided that the Initial Non-Redemption Conversion Price shall not be less than $3.47 or
(b) 82% of the average of fifteen (15) closing bid prices of the Common Stock on the Nasdaq Stock Market or other market or exchange on which the Common Stock is then listed or traded, during the forty five (45) Trading Days prior to the date of the applicable Conversion Notice, which fifteen closing bid prices shall be chosen by the Holder converting such shares of Preferred Stock; PROVIDED, HOWEVER, that, (a) if a post-effective amendment the Registration Statement (as defined in the Registration Rights Agreement) with respect to the Underlying Shares (the "Underlying Shares Registration Statement") is not filed on or prior to July 31, 1998, or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended, if permitted, within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that the post-effective amendment to the Underlying Shares Registration Statement will not be "reviewed," or not subject to further review, or (c) if the post-effective amendment to the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 90th day after the Original Issue Date, or (d) if such post-effective amendment to the Underlying Shares Registration Statement is filed with and declared effective by the Commission but the Underlying Shares Registration thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "EFFECTIVENESS PERIOD" (as such term as defined in the Registration Rights Agreement), without being succeeded within 10 Trading Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (e) if trading in the Common Stock shall be suspended for more than three (3) consecutive Trading Days or five (5) Trading Days in the aggregate, or (f) if the conversion rights of the Holders are suspended for any reason, or (g) if the Company breaches in a material respect any covenant or other material term or condition of the Purchase Agreement (other than a representation or warranty contained therein) to the extent applicable to the Series B Shares, the Warrants, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of thirty (30) days after written notice thereof to the Company, or (h) if the Company is required to convene a shareholders meeting pursuant to Section 5(a)(iii) and fails to convene a meeting of shareholders within the time periods specified in Section 5(a)(iii) or does so convene a meeting of shareholders within such time period but fails to obtain Shareholder Approval at such meeting, or (i) if the Company has breached Section 3(p) of the Registration Rights Agreement (any such failure or breach being referred to as an "EVENT," and for purposes of clauses (a), (c) and (f) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) day period is exceeded, or for purposes of clause (d) the date which such 10 Trading Day-period is exceeded, or for purposes of clause (e) the date on which such three Trading Day period is exceeded, or for clause (g) the date on which such thirty (30) day period is exceeded, being referred to as "EVENT DATE"), the Conversion Price shall be decreased by 2% each month (i.e., the Conversion Price would decrease by 2% as of the Event Date and an additional 2% as of each monthly anniversary of the Event Date) until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the second month anniversary after the Event Date, the Company shall pay to the Holders $50,000 (each Holder being entitled to receive such portion of such amount as equals its pro rata portion of the Preferred Stock then outstanding) in cash as liquidated damages, and not as a penalty on the first day of each monthly anniversary of the Event Date until such time as the applicable Event, is cured. Any decrease in the Conversion Price pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured.

               (i) If the Company, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities (other than with respect to the Series A Preferred Stock) payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price, or, if applicable, the Initial Non-Redemption Conversion Price, shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

               (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Conversion Price, or, if applicable, the Initial Non-Redemption Conversion Price, shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this
Section 5(c)(iii), the Conversion Price, or, if applicable, the Initial Non-Redemption Conversion Price, shall immediately upon such expiration be recomputed, and effective immediately upon such expiration, be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price, or, if applicable, the Initial Non-Redemption Conversion Price, made pursuant to the provisions of this SECTION 5 after the issuance of such rights or warrants) had the adjustment of the Conversion Price, or, if applicable, the Initial Non-Redemption Conversion Price, made upon the issuance of such rights or warrants been made on the basis of that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants.

               (iii) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders of Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Conversion Price, or, if applicable, the Non-Redemption Conversion Price, at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price, or, if applicable, the Non-Redemption Conversion Price, in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; PROVIDED, HOWEVER, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, if the Holders of a majority in interest of the Preferred Stock dispute such valuation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "APPRAISER") selected in good faith by the Holders of a majority in interest of the shares of Preferred Stock then outstanding; and PROVIDED, FURTHER, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

               (iv) All calculations under this SECTION 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

               (v) Whenever the Conversion Price, or, if applicable, the Non-Redemption Conversion Price, is adjusted pursuant to Section 5(c)(i),(ii),(iii) or (iv), the Company shall promptly mail to each Holder of Preferred Stock, a notice setting forth the Conversion Price, or, if applicable, the Non-Redemption Conversion Price, after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

               (vi) In case of any reclassification of the Common Stock, any consolidation or merger of the Company with or into another person pursuant to which (i) a majority of the Company's Board of Directors will not constitute a majority of the board of directors of the surviving entity or (ii) less than 50% of the outstanding shares of the capital stock of the surviving entity will be held by the same shareholders of the Company prior to such reclassification, consolidation or merger, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled; PROVIDED, HOWEVER, that if such reclassification, consolidation or merger is (i) approved by the Company's Board of Directors, and (ii) would not prevent the Company from obtaining a pooling of interest treatment as evidenced by a certificate to this effect provided to the Holder by the Company's independent accountants, each Holder shall have the option to require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Preferred Stock at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the effective date, the date of the closing or the date of the announcement, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange the triggering such redemption right or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and (ii) the Conversion Ratio calculated on the date of the closing or the effective date, as the case may be, of the reclassification, consolidation, merger, sale, transfer or share exchange triggering such redemption right, as the case may be. The entire redemption price shall be paid in cash, and the terms of payment of such redemption price shall be subject to the provisions set forth in Section 6(b). The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder of Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion or redemption following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.


               (vii)  If:

                      A. the Company shall declare a dividend (or any other
                         distribution) on its Common Stock; or

                      B. the Company shall declare a special nonrecurring
                         cash dividend on or a redemption of its Common
                         Stock; or

                      C. the Company shall authorize the granting to all
                         holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                      D. the approval of any stockholders of the Company
                         shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property; or

                      E. the Company shall authorize the voluntary or
                         involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the Holders of Preferred Stock at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

               (ix) If at any time when the Non-Redemption Conversion Price is in effect, the Company (i) makes a public announcement that it intends to enter into a Change of Control Transaction (as defined below) or (ii) any person, group or entity (including the Company, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "MAJOR ANNOUNCEMENT" and the date on which a Major Announcement is made, the "ANNOUNCEMENT DATE"), then, in the event that a Holder seeks to convert shares of Preferred Stock on or following the Announcement Date, the Non-Redemption Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Per Share Market Value on the five Trading Days immediately preceding (but not including) the Announcement Date and (y) the Non-Redemption Conversion Price in effect on the Conversion Date for such Preferred Stock. "ABANDONMENT DATE" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative.

          (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

          (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the

Company elects not, or is unable, to make such a cash payment, the Holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

          (f) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          (g) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated stock.

          (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 8:00 p.m. (Eastern Standard Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 8:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

          Section 6.  REDEMPTIONS.

          (a) All outstanding and unconverted shares of Preferred Stock on the fifth anniversary of the Original Issue Date may be redeemed at any time thereafter by the Company pursuant to this Section 6(a), from funds legally available therefor at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the fifth anniversary of the Original Issue Date or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and
(ii) the Conversion Ratio calculated on the fifth anniversary of the Original Issue Date. Thereafter, all shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but undesignated stock. The entire redemption price shall be paid in cash.

          (b) If any portion of the applicable redemption price under Section 6(a) shall not be paid by the Company within seven (7) calendar days after the date due, late fees shall accrue thereon at the rate of

15% per annum until the redemption price plus all such late fees are paid in full (which amount shall be paid as liquidated damages and not as a penalty).
In addition, if any portion of such redemption price remains unpaid for more than 7 calendar days after the date due, the Holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "UNPAID REDEMPTION SHARES"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the Holder's written demand for conversion, or (ii) invalidate AB INITIO such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

          (c) At any time and from time to time after the Original Issue Date, each Holder shall have the right, at such Holder's option, to require the Company to redeem all of such Holder's Series B Shares from funds legally available therefor at a redemption price per share equal to the Stated Value per share. A Holder may exercise such right by delivering to the Company a written notice requesting such redemption together with certificates representing all of such Holder's Series B Shares, duly endorsed for transfer. The Company shall deliver to the Holder the redemption price within seven (7) calendar days. The entire redemption price shall be paid in cash. If the Company fails to deliver the redemption price to the Holder within such seven (7) day period (a "REDEMPTION DEFAULT"), then upon notice to the Company by such Holder of the existence of such Redemption Default the Non-Redemption Conversion Price shall become applicable to all of the Series B Shares then outstanding.

          Section 7. PAYMENT RESTRICTIONS. Notwithstanding any provision to the contrary contained herein, if payment of any amounts payable by the Company to the Holders hereunder, including, without limitations, any amounts payable as dividends, penalties or upon redemption of Preferred Stock would be prohibited in the absence of consent from Sumitomo Bank of California pursuant to the Company's Credit Agreement dated August 15, 1997 with Sumitomo Bank of California, as the same may be amended, supplemented, superseded or replaced from time to time, or any replacement facility, then the Company shall use its best efforts to obtain such consent as promptly as practicable after any such payment is required, and any amounts payable by the Company with respect to its obligation to pay any such dividends, penalties, or redemption payments shall continue to accrue until such consent is obtained. Nothing contained in this
Section 7 shall be construed as a waiver by the Holders of any rights they may have hereunder.

          Section 8. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

          "COMMON STOCK" means the Company's common stock, no par value, and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "CONVERSION RATIO" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid late fees thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price, or if applicable, the Non-Redemption Conversion Price at such time.

          "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Preferred Stock.

          "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

          "PER SHARE MARKET VALUE" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the Nasdaq Stock Market or other stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or
(b) if the Common Stock is not listed then on the Nasdaq Stock Market or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Preferred Stock; PROVIDED, HOWEVER, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and PROVIDED, FURTHER that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

          "PERSON" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "PURCHASE AGREEMENT" means the Convertible Preferred Stock Purchase Agreement, dated as of February 2, 1998, among the Company and the original Holders of the Preferred Stock.

          "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of February 2, 1998, by and among the Company and the original Holders.

          "TRADING DAY" means (a) a day on which the Common Stock is traded on the Nasdaq Stock Market or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the Nasdaq Stock Market or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or
(c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

          "UNDERLYING SHARES" means the number of shares of Common Stock into which the Shares are convertible and the shares or Common Stock issuable upon payment of dividends thereon, in accordance with the terms hereof and the Purchase Agreement .

          Section 9. REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the Holders contained herein, after a Triggering Event (as defined below), each Holder shall have the right, at such Holder's option, to require the Company to redeem all or a portion of such Holder's Preferred Stock at a price per share of Preferred Stock equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the date of the Triggering Event or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the date of the Triggering Event. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                  (i) the failure of the Registration Statement to be declared effective by the Commission on or prior to the date that is 180 days after the Original Issue Date;

                 (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder of the Preferred Stock for sale of the Registrable Securities (as defined in the Registration Rights Agreement) other than in accordance with the terms of the Registration Rights Agreement, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such Holder seeking to be redeemed pursuant to this Section 8;

                (iii) the failure of the Common Stock to be listed on the Nasdaq Stock Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of seven consecutive days; or

                 (iv) the Company's notice to any Holder of Preferred Stock, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Preferred Stock into shares of Common Stock.

     RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Company be, and they hereby are, authorized and directed to prepare and file a Certificate of Determination of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of California law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

C. That the authorized number of shares of Preferred Stock of the Company is 2,000,000; that the number of shares constituting Series A Convertible Preferred Stock is 100,000, of which 100,000 shares have been issued and 98,000 remain outstanding; and that the authorized number of shares constituting Series B

Convertible Preferred Stock is 28,000 (that is the series created by this Certificate and the resolution set forth above), of which no shares have been issued.

     We further declare under penalty of perjury under the laws of this State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  July 14, 1998.


                                   /s/ William W. R. Elder
                                   ---------------------------------------------
                                   William W. R. Elder, President, Chief
                                   Executive Officer and Chairman of the Board

                                   /s/ Mario M. Rosati
                                   ---------------------------------------------
                                   Mario M. Rosati, Secretary

                                      EXHIBIT A

                                 NOTICE OF CONVERSION
                              AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of Common Stock, no par value (the "Common Stock"), of Genus, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                           ----------------------------------------------------
                           Date to Effect Conversion


                           ----------------------------------------------------
                           Number of shares of Preferred Stock to be Converted


                           ----------------------------------------------------
                           Number of shares of Common Stock to be Issued


                           ----------------------------------------------------
                           Applicable Conversion Price


                           ----------------------------------------------------
                           Signature


                           ----------------------------------------------------
                           Name


                           ----------------------------------------------------
                           Address

                                      EXHIBIT B

                               NOTICE OF CONVERSION AT
                             THE ELECTION OF THE COMPANY


The undersigned in the name and on behalf of Genus, Inc. (the "COMPANY") hereby notifies the addressee hereof that the Company hereby elects to exercise its
right to convert [   ] shares of its 6% Series B Convertible Preferred Stock
(the "PREFERRED STOCK") held by the Holder into shares of Common Stock, no par value (the "COMMON STOCK") of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.




Conversion calculations:
                           ----------------------------------------------------
                           Date to Effect Conversion


                           ----------------------------------------------------
                           Number of shares of Preferred Stock to be Converted


                           ----------------------------------------------------
                           Number of shares of Common Stock to be Issued


                           ----------------------------------------------------
                           Applicable Conversion Price


                           ----------------------------------------------------
                           Name of Holder


                           ----------------------------------------------------
                           Address of Holder


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